Filed Pursuant to Rule 424(b)(4)
Registration No. 333-237577
PROSPECTUS

Pulse Biosciences, Inc.
Subscription Rights to Purchase Up to 4,279,600 of Units at the Initial Price
Each Unit Consisting of 1 Share of Common Stock
and 0.15 Warrants to Purchase Shares of Common Stock
(and Up to 641,940 of Shares of Common Stock Underlying the Warrants at the Initial Price)
Pulse Biosciences, Inc. is distributing at no charge to the holders of our common stock, par value $0.001 per share, non-transferable subscription rights to purchase up to 4,279,600 of Units at the Initial Price (as defined below) with an aggregate offering value of up to $30,000,000. The subscription price per Unit shall be equal to the lesser of (i) $7.01 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading day period through and including the Expiration Date (as defined below) (the “Alternate Price”), as provided herein. Each stockholder will receive one subscription right entitling the holder to purchase 0.20506537 Units at the Initial Price, for each share of our common stock owned at 5:00 p.m., Eastern Time, on May 14, 2020. Each Unit shall consist of one share of our common stock and 0.15 warrants to purchase shares of our common stock. Each warrant will be exercisable for one share of our common stock at an exercise price that shall be equal to the subscription price for the Units. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units, but we will not sell fractional Units. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.
The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. The net proceeds will be used for general working capital purposes, including the ongoing investment in current and future clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary Nano-Pulse Stimulation™ (NPS) technology, the development and enhancement of Pulse Biosciences’ CellFX® (CellFX) System, obtaining regulatory clearance for our CellFX System, sales and marketing activities and general corporate operations.
The subscription rights will be distributed and exercisable beginning on May 14, 2020, the record date of this rights offering (the “Record Date”). The subscription rights will expire and will have no value if they are not exercised prior to the expiration date of this rights offering, which is currently expected to be 5:00 p.m. Eastern Time, on June 8, 2020 (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the Expiration Date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.
Robert W. Duggan, chairman of our board of directors and the beneficial owner of approximately 43% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so.
There is no minimum number of Units that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to the availability and allocation of Units among persons exercising this over-subscription right and certain other limitations as further described elsewhere in this prospectus. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding after the rights offering to the extent that other stockholders participate in the rights offering. Rights that are not exercised by the Expiration Date will expire and have no value.
We are distributing the rights and offering the underlying securities directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. Broadridge Corporate Issuer Solutions, Inc. is acting as the subscription agent and information agent for the rights offering and warrant agent for the warrants. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.
The subscription rights and Units may not be sold or transferred except as required by operation of law.
Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” On May 14, 2020, the last reported sale price for our common stock on the Nasdaq Capital Market was $11.47 per share. We do not intend to apply for listing of the warrants offered hereby.
Investing in our securities involves risks. You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on page 20 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Where You Can Find Additional Information” beginning on page 50. Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 8, 2020.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). Under this registration statement, we may distribute, at any time and from time to time, in one or more offerings, non-transferable subscription rights to purchase up to 4,279,600 of Units at the Initial Price consisting of shares of our common stock and warrants, as described elsewhere in this prospectus.
You should only rely on the information contained or incorporated by reference in this prospectus. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders.
You should read the entire prospectus, as well as the documents incorporated by reference into this prospectus, before making an investment decision. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof, as applicable. You should assume that the information appearing in this prospectus, or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where an offer or solicitation would be unlawful.
Unless the context requires otherwise, references in this prospectus to “Pulse,” “Pulse Biosciences,” the “Company,” “we,” “us” and “our” refer to Pulse Biosciences, Inc., a Delaware corporation, and our consolidated subsidiaries, unless expressly indicated or the context otherwise requires. This prospectus, including the documents incorporated herein by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. This prospectus may also include trade names, trademarks and service marks of other companies and organizations. Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States (U.S.) and in other countries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes “forward-looking statements,” as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” “plan,” “potential,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the section titled “Risk Factors” beginning on page 20 of this prospectus and in our most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

PROSPECTUS SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our Units, common stock and warrants. You should carefully read this entire prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.
Overview
We are a novel bioelectric medicine company committed to health innovation that improves and potentially extends the lives of patients. We are pursuing regulatory clearance from the U.S. Food and Drug Administration (“FDA”) to market our first product, our proprietary CellFX® (“CellFX”) System. The CellFX System utilizes its patented Nano-Pulse Stimulation™ (“NPS”) technology to treat a variety of applications for which an optimal solution remains unfulfilled. NPS is a proprietary technology that delivers nanosecond duration pulses of high amplitude electrical energy to non-thermally clear targeted cells while sparing adjacent non-cellular tissue. The cell-specific effects of NPS technology have been validated in a series of completed and ongoing clinical studies.
We have incurred substantial operating losses and have used cash in our operating activities since inception. Our ability to continue as a going concern over the next twelve months following this registration statement is dependent upon raising financing from this rights offering or other means to maintain current operations and continue research and development efforts. Based on our current operating plan, if we are not successful in raising funds in this rights offering or by other means, we believe we will not have sufficient cash and cash equivalents on hand to support current operations for at least twelve months from the date of this prospectus. To finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. There is no assurance that this rights offering will be successful, or that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us.
Robert W. Duggan, the beneficial owner of approximately 43% of our outstanding common formal stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so. If other stockholders do not exercise their subscription rights and Mr. Duggan exercises all of his subscription rights and over-subscription rights, Mr. Duggan would be the only stockholder to subscribe for Units in connection with this rights offering, which would result in Mr. Duggan becoming the beneficial owner of approximately 53% of our common stock (assuming no exercise of the warrants to purchase shares of common stock acquired in this offering). Mr. Duggan’s beneficial ownership following the completion of the rights offering, assuming no other stockholders subscribe for Units and Mr. Duggan exercises all of his subscription rights and over-subscription rights, is calculated by adding 9,043,648, which is the number of shares Mr. Duggan owned prior to this rights offering to 4,279,600, which is the approximate number of shares we will issue as a result of this rights offering assuming (i) no additional shares of common stock are issued by us prior to consummation of the rights offering, (ii) all offered Units (which consist of shares of common stocks and warrants) are sold in the rights offering at the Initial Price and (iii) no exercises of the warrants to purchase shares of common stock issued in this offering. Percentages are calculated based on 20,869,443 shares of common stock outstanding as of May 14, 2020. If Mr. Duggan acquires a majority of our common stock, we would be considered a “controlled” company under the Nasdaq Stock Market rules and would be exempt from the obligation to comply with certain Nasdaq Stock Market corporate governance requirements.
Our long-term success is dependent upon our ability to successfully develop, commercialize, and market our products and technologies, earn revenue, obtain additional capital when needed, and ultimately achieve profitable operations. As of March 31, 2020, we had cash, cash equivalents and investments of $15.9 million. During the twelve months ended December 31, 2019, we incurred a net loss of $47.0 million and used $34.2 million in cash for operating activities. During the three months ended March 31, 2020, we incurred a net loss of $11.2 million and used $9.6 million in cash for operating activities. In addition, we had an accumulated deficit of $134.6 million as of March 31, 2020.
Corporate Information
Pulse Biosciences, Inc., formerly Electroblate, Inc., was incorporated in the State of Nevada on May 19, 2014, and was reincorporated in the State of Delaware on June 18, 2018. Our corporate offices are located at 3957 Point

Eden Way, Hayward, California 94545, and our telephone number is (510) 906-4600. We maintain a website at www.pulsebiosciences.com where general information about us is available. Our website, and the information contained therein, or that can be accessed through, our website, is not a part of this prospectus, and the inclusion of our website address is an inactive textual reference only.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) as well as a “smaller reporting company.” We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.
The Offering
Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.20506537 Units at the Initial Price (as defined below) for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on May 14, 2020, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares. Each Unit consists of one share of our common stock and 0.15 warrants to purchase shares of our common stock. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, we sell issue additional Units.
The shares of common stock and warrants comprising the Units sold in this rights offering will be issued only in book-entry form. The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security. The subscription rights and Units will not be transferable.
Each warrant entitles the holder to purchase one share of our common stock at an exercise price that shall be equal to the subscription price for the Units. The exercise price must be paid in cash at the time of exercise and there is no “cashless” exercise provision for the warrants. Each warrant will be exercisable immediately upon completion of this rights offering and will expire on the fifth anniversary of the completion of this rights offering.
The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, if the volume weighted average price of our common stock equals or exceeds 200% of the exercise price for the warrants, subject to adjustment, per share, for 10 consecutive trading days, provided that we may not redeem the warrants prior to the date that is six months after the issuance date.
The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock.
We do not intend to list the warrants on any securities exchange or other trading market.

Basic Subscription Rights
Each subscription right will entitle the holder to purchase 0.20506537 Units at the Initial Price which shall be paid in cash, with each Unit consisting of one share of our common stock and 0.15 warrants to purchase shares of our common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units.
Over-Subscription Rights
We do not expect that all of our stockholders will exercise all of their basic subscription rights. If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, the over-subscription right of each right entitles you to subscribe for additional Units unclaimed by other holders of rights in this rights offering at the same subscription price per Unit. If an insufficient number of Units is available to fully satisfy all over-subscription right requests, the available Units will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of Units each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.
Subscription Price
The subscription price per Unit will be the lesser of (i) $7.01 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading day period through and including the Expiration Date (as defined below) (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Excess Subscription Amount
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units. For more information, see “Questions and Answers About the Rights Offering” below.
Record Date
5:00 p.m., Eastern Time, on May 14, 2020 (the “Record Date”).
Expiration of the Rights Offering
5:00 p.m., Eastern Time, on June 8, 2020 (the “Expiration Date”), subject to extension or earlier termination.
Amendment, Extension and Termination
We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.
No Fractional Units, Shares or Warrants
We will not sell fractional Units, shares or warrants but rather will round down the aggregate number of Units, shares or warrants you are entitled to receive to the nearest whole number. As each Unit corresponds to one share of common stock, the number of shares of common stock issued to you will correspond to the whole number of Units you receive. The number of warrants issued to you will be calculated by rounding down to the nearest whole number the product computed by multiplying the number of Units subscribed for in the rights offering by a factor of 0.15. For more information about how the number of warrants is computed, see “Questions and Answers About the Rights Offering — What happens if the final subscription price is less than the Initial Price?”
Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering. You will not receive a refund or other compensation for any unissued fractional warrants.
Non-Transferability of Rights
The subscription rights and Units may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or trading market.
Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each Unit for which you subscribe under the basic subscription right and over-subscription right, to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested.
How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.
How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Units in the rights offering.
Payment Adjustments
If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription rights exercised and permitted and, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.
Conditions
See “The Rights Offering — Conditions to the Rights Offering” beginning on page 37.
Purchase Commitments
Robert W. Duggan, the beneficial owner of approximately 43% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so. If other stockholders do not exercise their subscription rights, and Mr. Duggan exercises all of his subscription rights and over-subscription rights, Mr. Duggan would be the only stockholder to subscribe for Units in connection with this rights offering, which would result in Mr. Duggan becoming the beneficial owner of approximately 53% of our common stock (assuming no exercise of the warrants to purchase shares of common stock issued in this offering). See the subsection titled “Overview” above for information on how this percentage is calculated.
No Recommendation to Rights Holders
Although our directors are investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. An investment in Units must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors” beginning on page 20 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Use of Proceeds
Although we cannot determine what the actual net proceeds from the sale of the Units in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $29.5 million (excluding the proceeds from any warrants which may be exercised following the completion of the rights offering). We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary NPS technology, the development and enhancement of Pulse Biosciences’ CellFX System, obtaining regulatory clearance for our CellFX System, sales and marketing activities and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. See “Use of Proceeds” beginning on page 30.
Material U.S. Federal Income Tax
Consequences.
Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to you with respect to your shares of common stock should generally be treated, for U.S. federal income tax purposes, as a non-taxable distribution if you are a U.S. taxpayer. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 44. You should consult your tax advisor as to the particular consequences to you of the rights offering.
Delivery of shares and warrants
As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for the issuance of the shares of common stock and warrants received pursuant to the rights offering. All shares and warrants that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, the Depository Trust Company (DTC) will credit your account with your nominee with the securities you purchased in the rights offering.
Listing of Common Stock
Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” The shares of common stock to be issued in connection with the rights offering will also be listed on the Nasdaq Capital Market under the same symbol. The subscription rights, Units and warrants will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market.
Fees and Expenses
We are not charging any fee or sales commission to issue subscription rights to you or to sell Units to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.
Treatment of Outstanding Warrants
As of March 31, 2020, we had outstanding warrants to purchase an aggregate of 167,847 additional shares of common stock. Holders of our warrants may not participate in the rights offering without first exercising their warrants for shares of common stock.
Subscription Agent
Broadridge Corporate Issuer Solutions, Inc.
Information Agent
You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

Risk Factors
Before investing in our Units, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 20 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus.
No “Going Private” Transaction
The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.
For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 35.
The information set forth in this prospectus is based on 20,869,443 shares of common stock outstanding as of March 31, 2020, and assumes that no options or warrants are exercised, RSUs vest, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock prior to consummation of the rights offering, and assumes no exercise of the warrants to be issued in this rights offering.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our common stock, and our business.
Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section titled “Risk Factors” beginning on page 20 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.
Q:	What is the rights offering?
A:
We are distributing to you, at no charge, one non-transferable subscription right to purchase 0.20506537 Units at the Initial Price for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on May 14, 2020, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Q:	Why are we conducting the rights offering?
A:
The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We are conducting the rights offering to provide for our general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary NPS technology, the development and enhancement of Pulse Biosciences’ CellFX System, obtaining regulatory clearance for our CellFX System, sales and marketing activities and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary business, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. For a detailed discussion, see “Use of Proceeds” beginning on page 30.

Q:	What is a Unit?
A:
Each Unit consists of one share of our common stock and 0.15 warrants to purchase shares of our common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units, but we will not sell fractional Units. The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Q:	What are the terms of the warrants?
A:
Each warrant entitles the holder to purchase one share of our common stock at an exercise price that shall be equal to the subscription price for one Unit. The exercise price must be paid in cash at the time of exercise and there is no “cashless” exercise provision for the warrants. Each warrant will be exercisable immediately upon completion of this rights offering and will expire on the fifth anniversary of the completion of this rights offering.

The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, if the volume weighted average price of our common stock equals or exceeds 200% of the exercise price for the warrants, subject to adjustment, per share, for 10 consecutive trading days, provided that we may not redeem the warrants prior to the date that is six months after the issuance date.
The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock.
Q:	Are the warrants listed?
A:
The warrants will not be listed for trading on the Nasdaq Stock Market or any other securities exchange or market. The warrants will be issued in registered form under a warrant agency agreement with Broadridge Corporate Issuer Solutions, Inc., as warrant agent.

Q:	Will fractional shares be issued upon exercise of subscription rights or upon the exercise of warrants?
A:
No. As we will not sell fractional Units, and each Unit is comprised of one share of common stock, we will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a whole number of Units, representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Rights holders will also only be entitled to such number of warrants calculated by rounding down to the nearest whole number the product computed by multiplying the number of Units to which a rights holder is entitled by a factor of 0.15. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering. You will not receive a refund or other compensation for any unissued fractional warrants.

Q:	How was the subscription price determined?
A:
In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the warrants being issued as a component of the Unit and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Units to be offered in the rights offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the rights offering, including below the subscription price for the Units. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Q:	Why did our board of directors elect to price the rights offering at the lesser of the Initial Price and the Alternate Price?
A:
The price of the Units is based on the market price of our common stock. Our board of directors elected to price the rights offering at the lesser of the Initial Price and the Alternate Price to attempt to protect stockholders from any decline in the price of the Company’s common stock, which may occur after the commencement of the rights offering and prior to the Expiration Date. While there is no guarantee that this mechanism will sufficiently protect stockholders that exercise their rights (see “Risk Factors” below), our board of directors and management wanted to encourage participation in the offering and strike what they believe to be a fair balance between the capital needs of the Company and the fair value of the Units sold to the stockholders in this offering.

Q:	Because the final subscription price may not be determined until the Expiration Date, how much money should I send to the subscription agent if I want to exercise my rights?
A:
For purposes of initially exercising your rights, you should assume that the subscription price will equal the Initial Price of $7.01 per Unit. Accordingly, for each right that you would like to exercise, including any rights that you would like the opportunity to exercise pursuant to the over-subscription right, you should send $7.01 per Unit, noting that each subscription right corresponds to 0.20506537 Units at the Initial Price. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.

Q:	What happens if the final subscription price is less than the Initial Price?
A:
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts will be put towards the purchase of additional Units. For example, assume that the initial subscription price is $5.00 per Unit, with each Unit consisting of 1 share of our common stock and 0.15 warrants to purchase shares of our common stock. If you want to exercise your rights to purchase 100 Units, you will promptly send payment to the subscription agent in the amount of $500. If the final subscription price remains at $5.00 per Unit, you will receive 100 Units, consisting of 100 shares of common stock and 15 warrants to purchase common stock. If the final subscription price decreases to $4.00 per Unit, you will receive 125 Units rather than 100 Units, consisting of 125 shares of common stock and 18 warrants, and you will not receive any cash back. The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering. You will not receive a refund or other compensation for any unissued fractional warrants. Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409 or by e-mail at shareholder@broadridge.com.
Q:	What is the basic subscription right?
A:
Each subscription right gives our stockholders the right to purchase 0.20506537 Units at the Initial Price, each Unit consisting of one share of our common stock and 0.15 warrants to purchase shares of our common stock, which shall be payable in cash and subject to the limits described below. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units. We have granted to you, as a stockholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights corresponding to 20 Units at the Initial Price, and the Units would altogether consist of 20 shares of common stock and 3 warrants, subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional Units pursuant to the over-subscription right.

Q:	What is the over-subscription right?
A:
We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the Units that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional Units unclaimed by other holders of rights in this rights offering at the same subscription price per Unit. If an insufficient number of Units is available to fully satisfy all over-subscription right requests, the available Units will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of Units each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed Units before the expiration of the rights offering, if you wish to maximize the number of Units you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Units available, assuming that no stockholder other than you has purchased any Units pursuant to such stockholder’s basic subscription right and over-subscription right. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” beginning on page 35.
Q:	Who will receive subscription rights?
A:	Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of May 14, 2020, the record date.

Q:	How many Units may I purchase if I exercise my subscription rights?
A:
You will receive one non-transferable subscription right for each share of our common stock that you owned on May 14, 2020, the record date. Each subscription right evidences a right to purchase 0.20506537 Units at the Initial Price, which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial price, we will sell additional Units. You may exercise any number of your subscription rights.

Q:	Am I required to subscribe in the rights offering?
A:	No.
Q:	What happens if I choose not to exercise my subscription rights?
A:
If you choose not to exercise your subscription rights, you will retain your current number of shares of common stock of Pulse Biosciences. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. Further, the shares issuable upon the exercise of the warrants to be issued pursuant to the rights offering will dilute the ownership interest of stockholders not participating in this rights offering or holders of warrants who have not exercised them.

Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?
A:
No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

Q:	If I am a holder of stock options or warrants, may I participate in the rights offering?
A:
No. Holders of outstanding stock options or warrants on the record date will not be entitled to participate in the rights offering, except to the extent they hold shares of our common stock on the record date.

Q:	Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?
A:
No, equity awards will not automatically convert into common stock. Holders of our equity awards, including outstanding stock options and restricted stock units, will not receive rights in the rights offering in connection with such equity awards, but will receive subscription rights in connection with any shares of our common stock held as of the record date.

Q:	How soon must I act to exercise my subscription rights?
A:
If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is June 8, 2020, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on June 8, 2020 by which you must provide it with your instructions to exercise your subscription rights and payment for your Units. Our board of directors may, in its discretion, extend the rights offering one or more times. Our board of directors may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Q:	Does Pulse Biosciences need to achieve a minimum participation level in order to complete the rights offering?
A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of Units actually purchased.
Q:	Can Pulse Biosciences terminate the rights offering?
A:
Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 36.

Q:	May I transfer my subscription rights if I do not want to purchase any Units?
A:
No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable as required by operation of law, for example, upon the death of the recipient.

Q:	When will the rights offering expire?
A:
The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on June 8, 2020, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 36. The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the rights offering.

Q:	Is there a guaranteed delivery period?
A:
No. There is no guaranteed delivery period in connection with this rights offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on June 8, 2020, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier.

Q:	How do I exercise my subscription rights if I own shares in certificate form?
A:
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each Unit you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.
Q:	What form of payment is required to purchase Units?
A:
As described in the instructions accompanying the rights certificate, you must timely pay the full subscription price for the full number of Units you wish to acquire under your subscription rights at the Initial Price by delivering to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this rights offering, a certified check, bank draft, cashier’s check, personal check that clears before the Expiration Date, money order, or wire transfer of funds.

Please note that funds paid by uncertified personal check may take at least five (5) business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the subscription agent receives cleared funds before that time.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?
A:
If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?
A:
We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?
A:
Yes. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. See “The Rights Offering — Conditions to the Rights Offering” beginning on page 37.

Q:	Has the board of directors made a recommendation regarding the rights offering?
A:
Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” beginning on page 20 of this prospectus, and of your best interests.

Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?
A:
All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase Units as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

Robert W. Duggan, the beneficial owner of approximately 43% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so. If other stockholders do not exercise their subscription rights and Mr. Duggan exercises all of his subscription rights and over-subscription rights, Mr. Duggan would be the only stockholder to subscribe for Units in connection with this rights offering, which would result in Mr. Duggan becoming the beneficial owner of approximately 53% of our common stock (assuming no exercise of the warrants to purchase shares of common stock issued in this offering). See the section titled “Prospectus Summary” above for information on how this percentage is calculated. If Mr. Duggan acquires a majority of our common stock, we would be considered a “controlled” company under the Nasdaq Stock Market rules and would be exempt from the obligation to comply with certain Nasdaq Stock Market corporate governance requirements.
Q:	May stockholders in all states participate in the rights offering?
A:
Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the securities for investment purposes only, and that they have no present intention to resell or transfer any securities acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	Are there risks in exercising my subscription rights?
A:
The exercise of your subscription rights involves significant risks. Exercising your rights means buying our Units, which consist of additional shares of our common stock and warrants exercisable in cash for additional shares of our common stock, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 20.

Q:	How many shares of our common stock will be outstanding after the rights offering?
A:
The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered Units are sold in the rights offering at the Initial Price, we will issue approximately 4,279,600 shares of common stock. In that case, we will have approximately 25,149,043 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 20.5% in the number of outstanding shares of common stock. We would also issue warrants to purchase approximately an additional 641,940 shares of our common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units, each consisting of one share of common stock and 0.15 warrants to purchase shares of our common stock in the rights offering and the number of shares of common stock and warrants to purchase common stock outstanding after the rights offering will accordingly be higher.

The issuance of shares of our common stock and warrants in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of our Units at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of our common stock held by you prior to the rights offering.
Q:	What will be the proceeds of the rights offering?
A:
If all rights are exercised, we will receive gross proceeds of approximately $30 million before expenses (excluding the proceeds from any warrants which may be exercised following the completion of the rights offering), as provided herein. We are offering Units in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the Units being offered, and it is not likely that all of our stockholders will participate in the rights offering.

Furthermore, if all of the rights are exercised, the warrants issued in this rights offering would be exercisable for an aggregate of $4.5 million. However, no assurance can be given that any warrants will be exercised.
Q:	After I exercise my rights, can I change my mind and cancel my purchase?
A:
No. Once you exercise and send in your subscription rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about Pulse Biosciences that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at the Initial Price. See “The Rights Offering — No Revocation or Change” beginning on page 41.

Q:	What are the material U.S. Federal income tax consequences of exercising my subscription rights?
A:
Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock should generally be treated, for U.S. federal income tax purposes, as a non-taxable distribution. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 44. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?
A:
Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Q:	Will I receive interest on any funds I deposit with the subscription agent?
A:
No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Q:	If I exercise my subscription rights, when will I receive my shares of common stock and warrants that I purchased in the rights offering?
A:
We will issue the shares of common stock and warrants included in the Units purchased in the rights offering to you in book-entry, or uncertificated, form of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares and warrants to be issued to each exercising holder until after the Expiration Date of the rights offering.

Q:	When can I sell the shares of common stock and warrants I receive in the rights offering?
A:
If you exercise your subscription rights and receive common stock included in the Units purchased in the rights offering, you will be able to resell the shares of common stock once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares and warrants as soon as practicable after completion of the rights offering, there may be a delay between the Expiration Date of the rights offering and the time that the shares and warrants are issued due to factors such as the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price. The warrants issued in the rights offering will not be listed on any securities exchange or other trading market. We cannot assure you that you will be able to sell or otherwise transfer the warrants.

Q:	To whom should I send my forms and payment?
A:
If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the rights offering and provide you with the rights offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the rights offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Broadridge Corporate Issuer Solutions, Inc., the subscription agent. The address for delivery to the subscription agent is as follows:
By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.
Q:	Will this rights offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?
A:
No. The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus, Pulse Biosciences will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Capital Market following completion of the rights offering.

Q:	What if I have other questions?
A:
If you have other questions about the rights offering, please contact our information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-888-789-8409, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

RISK FACTORS
Investing in our Units, common stock and warrants involves a high degree of risk. Before deciding to invest in our securities, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus. These risks and uncertainties include those discussed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which is incorporated by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. See “Incorporation by Reference” and “Where You Can Find Additional Information.” The risks described below are not the only risks facing us. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially affect our business, financial condition, results of operations and prospects. In addition, the impact of COVID-19 and any worsening of the economic environment may exacerbate the risks described below, any of which could have a material impact on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus or our SEC filings or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 2.
Risks Related to Our Business
There is substantial doubt about our ability to continue as a going concern.
To date, we have not generated any revenue and we have incurred significant operating losses in each year since our inception and we may continue to incur additional losses for the next several years. In connection with our Annual Report on Form 10-K for the year ended December 31, 2019, management concluded that there is substantial doubt we can continue as an ongoing business for the next twelve months from the date that our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 were issued unless we obtain additional capital. As a result, our independent registered public accountants included an explanatory paragraph in their auditors’ report relating to going concern.
We plan to raise additional capital to fund our operations, including via this proposed rights offering seeking to raise net proceeds of approximately $29.5 million, assuming the rights offering is fully subscribed and excluding the proceeds from any warrants which may be issued in the rights offering and exercised following the completion of the offering. There is no assurance that the rights offering will be successful, or that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us. Accordingly, management cannot conclude that such plans will be effectively implemented within the twelve months from the date that our unaudited condensed consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 were issued.
These factors, combined with our forecast of cash required to fund operations for a period of at least twelve months from the date that our unaudited condensed consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 were issued, raise substantial doubt about our ability to continue as a going concern.
If we are unable to obtain sufficient funding, we may be unable to execute our business plan and fund operations. We may not be able to obtain additional financing on commercially reasonable terms, or at all.
We have experienced operating losses, and we may continue to incur operating losses for the next several years as we implement our business plan. Currently, we have no revenue and do not have arrangements in place for all the anticipated financing that would be required to fully implement our business plan. Our prior losses combined with expected future losses, have had and will continue to have, for the foreseeable future, an adverse effect on our stockholders’ equity and working capital.
We will need to raise additional capital in order to continue to execute our business plan in the future including by pursuing this rights offering to raise net proceeds of approximately $29.5 million, assuming such rights offering is fully subscribed and excluding the proceeds from any warrants which may be issued in the rights offering and exercised following the completion of the rights offering. There is no assurance that this rights offering will be successful, or that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us. If we are unable to raise sufficient additional funds, we will have to scale back our operations. The ongoing COVID-19 pandemic and resulting negative impact on the global macroeconomic environment and capital markets may make it more difficult for us to raise additional funds.
We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. In addition, we believe that we will require additional capital in the future to fully develop our technologies and planned products to the stage of a commercial launch. We have pursued and may pursue additional funding through various financing sources, including the private sale of our equity and debt securities, licensing fees for our technology, joint ventures with capital partners and project type financing. If we raise funds by issuing equity or equity-linked securities, dilution to some or all of our stockholders will result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings could impose significant restrictions on our operations. We also may seek government-based financing, such as development and research grants. There can be no assurance that funds will be available on commercially reasonable terms, if at all.
The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our common stock to decline. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. These agreements may require that we relinquish, or license to a third party on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves, or reserve certain opportunities for future potential arrangements when we might otherwise be able to achieve more favorable terms. In addition, we may be forced to work with a partner on one or more of our products or market development programs, which could lower the economic value of those programs to us.
If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may terminate or delay the development of one or more of our products, delay clinical trials necessary to market our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. If this were to occur, our ability to grow and support our business and to respond to market challenges could be significantly limited or we may be unable to continue operations, in which case you could lose your entire investment.
Risks Related to the Rights Offering
The subscription price determined for this rights offering is not an indication of our value.
In determining the subscription price for the rights offering, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and the general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the warrants being issued as a component of the Unit and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Units to be offered in the rights offering. The market price of our common stock may decline during or after the rights offering, including below the subscription price for the Units. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.
The market price of our common stock may decline.
We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock and warrants we could issue if the Rights Offering is completed, may result in a decrease in the trading price of our common stock. This decline may continue after the completion of rights offering. Further, if a substantial number of rights are exercised and the holders of the shares received in the rights offering or upon exercise of the warrants received in the rights offering choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock.
There is no guarantee that by the time the shares and warrants are delivered to you, the market price of our common stock will be above the subscription price for the Units or exercise price for the warrants. Further, because the exercise of your rights is not revocable and because the rights are not transferrable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares and warrants or transfer of the shares and warrants until after they are delivered.
There is no guarantee that the subscription price, whether it is set at the Initial Price or the Alternate Price, will be lower than the market price of our common stock at the time that the shares and warrants that you receive in the rights offering are delivered. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares and warrants or transfer of the shares until after they are delivered to you. Accordingly, the subscription price at which you are purchasing Units, which include shares of common stock and warrants, may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.
If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy Units in the rights offering, which include shares of common stock and warrants, at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you received in the rights offering or that result from the exercise of warrants you received in the rights offering at a price equal to or greater than the subscription price or exercise price. Until shares are issued to you in book-entry, or uncertificated, form upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you receive in the rights offering. We will issue shares of our common stock that you received in the rights offering in book-entry, or uncertificated, form as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.
If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Pulse Biosciences will experience dilution.
If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. If other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. Further, the shares issuable upon the exercise of the warrants to be issued pursuant to the rights offering will dilute the ownership interest of stockholders not participating in this rights offering or holders of warrants who have not exercised them.
The subscription rights and Units are non-transferable and thus there will be no market for them.
You may not sell, transfer or assign your subscription rights or Units to anyone else, unless as required by operation of law. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.
There is no public market for the warrants included in the units.
There is no public trading market for our warrants, and we do not expect a market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without an active market, we cannot assure you that you will be able to sell or otherwise transfer the warrants as the liquidity of the warrants will be limited and you may not realize any value from the warrants by attempting to sell or otherwise transfer them for consideration.
If you purchase fewer than seven Units at the Initial Price, you will not receive any warrants.
You will only be entitled to such number of warrants calculated by rounding down to the nearest whole number the product computed by multiplying the number of Units to which you exercise your subscription rights by a factor of 0.15. Accordingly, if you purchase fewer than seven Units at the Initial Price, you will not receive any warrants.

The market price of our common stock may never exceed the exercise price of the warrants.
The warrants being issued in connection with this rights offering become exercisable upon issuance and will expire five years after issuance. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of the warrants (which shall be equal to the subscription price in this rights offering) prior to their date of expiration. Any warrants not exercised by their date of expiration will expire for no value and we will be under no further obligation to the warrant holder.
In certain circumstances, we may call the warrants for redemption.
We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant at any time following the six-month anniversary of issuance, upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that the volume weighted average price of our common stock equals or exceeds 200% of the exercise price for the warrants (which shall be equal to the subscription price for Units in this rights offering), subject to adjustment, per share, for 10 consecutive trading days. The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock. If we give notice of redemption, you will be forced to sell or exercise your Warrants or accept the redemption price. Furthermore, the exercise price must be paid in cash at the time of exercise and there is no “cashless” exercise provision for the warrants. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants. As a result, you would be unable to benefit from owning the warrants being redeemed. A notice of redemption may also result in our common stock becoming more volatile and being subject to greater selling pressure which could result in declines in the market price for our common stock.
You may not be able to resell any shares of our common stock that you receive pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise subscription rights, you may not be able to resell the common stock that you receive in the rights offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.
Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.
No minimum subscription is required for consummation of the rights offering. Although Robert W. Duggan, the beneficial owner of approximately 43% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, he has not made any formal binding commitment to do so, and we do not have formal commitments from our stockholders for the amount we seek to raise pursuant to the rights offering, and it is possible that no additional rights will be exercised in connection with the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders do not, we may not raise the desired amount of capital in the rights offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
Because we may terminate the rights offering at any time prior to the Expiration Date, your participation in the rights offering is not assured.
We do not intend, but have the right, to terminate the rights offering at any time prior to the Expiration Date. If we determine to terminate the rights offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.
Stockholders who desire to purchase Units in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. on June 8, 2020. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your Units. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.
By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.
If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase Units in the rights offering.
Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the Expiration Date of the rights offering, and the clearing process may require at least five (5) business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by a certified check, bank draft, cashier’s check, U.S. postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.
If you exercise the over-subscription right, you may not receive all of the Units for which you subscribe.
Exercise of the over-subscription right will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If sufficient Units are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of Units available to be purchased pursuant to the over-subscription right, we will allocate the available Units proportionately among stockholders who exercised their over-subscription rights based on the number of Units each stockholder subscribed for under such stockholder’s basic subscription rights. As a result, you may not receive any or all of the Units for which you exercise your over-subscription right.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of Units that you may purchase pursuant to the over-subscription right. If you have properly exercised your over-subscription right, we will issue the shares of common stock and warrants included in the Units purchased in the rights offering to you in book-entry, or uncertificated, form as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more Units than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of Units requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

The tax treatment of the rights offering may be treated as a taxable event to you.
We believe and intend to take the position that the distribution of the subscription rights in connection with the rights offering generally should not be a taxable event to holders of our common stock for U.S. federal income tax purposes. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our common stock may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Holders of our common stock are urged to consult their tax advisors with respect to the tax consequences of the rights offering. Please see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 44 for further information.
We have broad discretion in the use of proceeds of the rights offering. Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.
We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary NPS technology, the development and enhancement of Pulse Biosciences’ CellFX System, obtaining regulatory clearance for our CellFX System, sales and marketing activities and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. Our board of directors and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.
Risks Related to Owning Our Common Stock
The price of our common stock has been, and we expect it to continue to be, highly volatile, and you may be unable to sell your shares at or above the subscription price for the Units.
The market price of our common stock has been highly volatile, and we expect it to continue to be highly volatile for the foreseeable future in response to many risk factors listed in this prospectus and in our Quarterly Report on Form 10-Q, and others beyond our control, including:
•	results of clinical trials of our planned products or those of our competitors;
•	actions by regulatory bodies, such as the FDA, that affect our business or have the effect of delaying or rejecting approval or clearance of our planned products such as the CellFX System;
•	actual or anticipated fluctuations in our financial condition and operating results;
•	announcements by our customers, partners or suppliers relating directly or indirectly to our products, services or technologies;
•	announcements of technological innovations by us or our competitors;
•	changes in laws or regulations applicable to our planned products;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or achievement of significant milestones;
•	additions or departures of key personnel;
•	competition from existing products or new products that may emerge;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	disputes or other developments related to proprietary rights, including patents, litigation matters or our ability to obtain intellectual property protection for our technologies;

•	actual or alleged security breaches;
•	announcements or expectations of additional financing efforts;
•	sales of our common stock by us or our stockholders;
•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	reports, guidance and ratings issued by securities or industry analysts;
•	overall conditions in our industry and market, including the negative impact of COVID-19 on the global economy and markets; and
•	general economic and market conditions.
If any of the foregoing occurs, it may cause our stock price or trading volume to decline. Stock markets in general, and the market for companies in our industry in particular have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. Investors may not realize any return on their investment in us and may lose some or all of their investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns and adversely impact our ability to raise capital to fund our operations, which could seriously harm our business.
Sales or purchases of shares of our common stock may adversely affect the market for our common stock.
If we or our stockholders, particularly our directors, executive officers and significant stockholders, sell or purchase, register for sale, or indicate an intent to sell or purchase, shares of our common stock in the public market, it may have a material adverse effect on the market price of our common stock. In particular, Robert W. Duggan is not subject to any contractual restrictions with us on his ability to sell or transfer our common stock, and these sales or transfers could create substantial declines in the price of our securities or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party. Sales by Robert W. Duggan of a substantial number of shares, or the expectation of such sales, could cause a significant reduction in the market price of our common stock.
We maintain a shelf registration statement on Form S-3 pursuant to which we may, from time to time, sell up to an aggregate of $150.0 million of our common stock, preferred stock, depositary shares, warrants, debt securities or units. We may also issue shares of common stock or securities convertible into exchangeable, or exercisable for our common stock from time to time in connection with financings, acquisitions, investments or otherwise. Any such issuances would result in dilution to some or all of our existing stockholders and could cause our stock price to fall. We may also sell shares or other securities at a price per share that is less than the price per share paid by existing investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.
We do not know whether an active, liquid and orderly trading market will be maintained for our common stock and as a result it may be difficult for you to sell your common stock.
Prior to our initial public offering in May 2016, there was no public market for our common stock. Although our common stock is listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. As a result of these and other factors, you may not be able to sell your common stock quickly or at or above the price paid to acquire the stock or at all. Further, an inactive market may also harm our ability to raise capital by selling additional common stock and may harm our ability to enter into strategic collaborations or acquire companies or products by using our common stock as consideration.

Concentration of ownership by our principal stockholder may limit your ability to influence the outcome of director elections and other transactions requiring stockholder approval.
A significant percentage of our outstanding stock is held by Mr. Duggan, who beneficially owns approximately 43% of our common stock outstanding as of the date of this prospectus. As a result, Mr. Duggan has significant influence over corporate actions requiring stockholder approval, including the following actions:
•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our certificate of incorporation or bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.
Mr. Duggan has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so. If other stockholders do not exercise their subscription rights and Mr. Duggan exercises all of his subscription rights and over-subscription rights, Mr. Duggan would be the only stockholder to subscribe for Units in connection with this rights offering, which would result in Mr. Duggan becoming the beneficial owner of approximately 53% of our common stock (assuming no exercise of the warrants to purchase shares of common stock acquired in this offering). See the section titled “Prospectus Summary” above for information on how this percentage is calculated. If Mr. Duggan acquires a majority of our common stock, we would be considered a “controlled” company under the Nasdaq Stock Market rules and would be exempt from the obligation to comply with certain Nasdaq Stock Market corporate governance requirements.
Mr. Duggan’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. In addition, Mr. Duggan is not subject to any contractual restrictions on his ability to acquire additional shares of common stock and any such purchases, including purchases of equity securities in connection with this proposed rights offering or any alternative equity or equity-linked offering that we may conduct, could result in his acquisition of a majority of our common stock. If this were to occur, we would be considered a “controlled” company under the Nasdaq rules and would be exempt from the obligation to comply with certain Nasdaq corporate governance requirements.
Management currently beneficially holds a small percentage of our common stock. Other than their positions as directors or officers, and the restriction on the stockholders being able to call a special meeting limited to holders of 15% or more of the outstanding shares of common stock, our management will not be able to greatly influence corporate actions requiring stockholder approval.
Robert W. Duggan’s significant ownership position may impact our stock price and may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.
Mr. Duggan, the beneficial owner of approximately 43% of our outstanding common stock prior to this rights offering, has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so. If other stockholders do not exercise their subscription rights and Mr. Duggan exercises all of his subscription rights and over-subscription rights, Mr. Duggan would be the only stockholder to subscribe for Units in connection with this rights offering, which would result in Mr. Duggan becoming the beneficial owner of approximately 53% of our common stock (assuming no exercise of the warrants to purchase shares of common stock acquired in this offering). See “Concentration of ownership by our principal stockholder may limit your ability to influence the outcome of director elections and other transactions requiring stockholder approval” above. In addition, Mr. Duggan is not subject to any contractual restrictions on his ability to acquire additional shares of common stock, and any such purchases, including purchases in connection with this rights offering or any alternative equity or equity-linked offering that we may conduct, could result in his acquisition of a majority of our common stock. If Mr. Duggan acquires a majority of our common stock, we would be considered a “controlled” company under the Nasdaq Stock Market rules and would be exempt from the obligation to comply with certain Nasdaq Stock Market corporate governance requirements. As a result of Mr. Duggan’s significant ownership and position as Chairman of our board of directors, other companies may be less inclined to pursue an acquisition of us and therefore we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares. In addition, public speculation regarding Mr. Duggan, as well as our relationship with Mr. Duggan, could cause our stock price to fluctuate.
We have incurred and will continue to incur costs as a result of operating as a public company and our management has been and will be required to devote substantial time to public company compliance initiatives.
As a public company, listed in the United States, we have incurred and will continue to incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the Nasdaq Stock Market. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance.
Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel have and will continue to devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and, as a result of the new corporate governance and executive compensation related rules, regulations, and guidelines prompted by the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and rules adopted by the SEC and the Nasdaq Stock Market, will likely result in increased costs to us as we respond to their requirements. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Furthermore, these and future rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers.
We are an “emerging growth company” under the JOBS Act as well as a “smaller reporting company”; as a result, we cannot be certain if the applicable reduced disclosure requirements will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We also qualify as a “smaller reporting company,” as defined in the Exchange Act, and so long as we remain a smaller reporting company, we benefit from and may take advantage of scaled disclosure requirements.
We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected. We will remain an “emerging growth company” for up to five years from our IPO in 2016, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our market price and trading volume could decline.
The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We currently have only limited analyst coverage of us and there can be no assurance that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our market price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
We have not paid dividends in the past and have no plans to pay dividends.
We plan to reinvest all of our earnings, to the extent we have earnings, into our product research and development. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our outstanding common stock.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
Certain anti-takeover provisions of Delaware law and provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. Our certificate of incorporation and bylaws include provisions that:
•
authorize our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of preferred stock and up to approximately 500,000,000 shares of authorized but unissued shares of common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•
specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote;

•
establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•
the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of our voting stock, voting together as a single class, to amend provisions of our certificate of incorporation or our bylaws;

•	the ability of our board of directors by majority vote, to amend the bylaws; and
•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to engage in certain types of transactions with us.

USE OF PROCEEDS
Although we cannot determine what the actual net proceeds from the sale of the Units in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised, we estimate that the aggregate net proceeds from the sale of the Units, after deducting estimated offering expenses, will be approximately $29.5 million. Furthermore, if all of the rights are exercised, the warrants issued in this rights offering would be exercisable, in cash, for an aggregate of $4.5 million. However, no assurance can be given that any warrants will be exercised. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes, including the ongoing investment in current and future clinical and pre-clinical studies evaluating the safety and efficacy of Pulse Biosciences’ proprietary NPS technology, the development and enhancement of Pulse Biosciences’ CellFX System, obtaining regulatory clearance for our CellFX System, sales and marketing activities and general corporate operations. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of the Company is a summary of the rights of our capital stock and summarizes certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 550,000,000 shares, with a par value of $0.001 per share, of which:
- 500,000,000 shares are designated as common stock; and
- 50,000,000 shares are designated as preferred stock.
Common Stock
Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally and do not have cumulative voting rights. Subject to the preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. The holders of shares of common stock have no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.
Our common stock is listed on the Nasdaq Capital Market under the symbol “PLSE.” The transfer agent and registrar for our common stock is Broadridge Corporate Issuers Solutions, Inc.
Preferred Stock
The following description of preferred stock is not complete. These descriptions are qualified in their entirety by reference to our certificate of incorporation and the certificate of designation relating to any series of preferred stock. The rights, preferences, rights and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors may designate the powers, designations, preferences, and relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation or any series. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.
The issuance of shares of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing additional preferred stock could include one or more of the following:
•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing changes in control or management of our company.
Registration Rights
Underwriters’ Warrants
In connection with the Underwriting Agreement, dated May 17, 2016, between the Company and MDB, as representative of the underwriters, we issued warrants to purchase 574,985 shares of our common stock. Pursuant to such warrants, we agreed, upon request, to file a registration statement to cover the resale of shares issuable upon exercise of such warrants, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

Purchase Agreements
On February 7, 2017, we entered into a Purchase Agreement (the “February Purchase Agreement”) with certain investors pursuant to which we issued and sold in a private placement a total of 819,673 shares of common stock. Pursuant to the February Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investors, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.
On September 24, 2017, we entered into a Purchase Agreement (the “September Purchase Agreement”) with an investor pursuant to which we issued and sold in a private placement a total of 2,000,000 shares of common stock. Pursuant to the September Purchase Agreement, we agreed to file a registration statement to cover the resale of the shares issued to the investor, and to keep such registration statement effective until the date on which all of the shares registered for sale or resale under such registration statement are either sold pursuant to such registration statement or can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.
Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute
Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:
•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.
Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and our bylaws provide for the following:
•
Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•
Stockholder Meetings. Our bylaws provide that in general a special meeting of stockholders may be called only by our board of directors, the chairman of our board of directors, any of our officers, or any stockholder holding at least fifteen percent (15%) of the voting power of the capital stock issued and outstanding and entitled to vote.

•
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

•
Limits on Ability of Stockholders to Act by Written Consent. We have provided in our bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•
Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s outstanding voting stock within three years prior to the determination of interested stockholder status.

DILUTION
Our net tangible book value as of March 31, 2020 was approximately $8.99 million, or $0.43 per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock that are included in the Units offered in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.
After giving effect to the assumed sale of 4,279,600 Units in the rights offering (consisting of 4,279,600 shares of our common stock and warrants to purchase an aggregate of 641,940 shares of common stock upon exercise), based on the assumed subscription price of $7.01 per Unit (the Initial Price), and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2020 would have been approximately $38.49 million, or $1.53 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.10 per share and an immediate dilution to purchasers in the rights offering of $5.48 per share.
The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of 4,279,600 Units at the assumed subscription price of $7.01 per Unit) (the Initial Price), but excluding the issuance of shares of common stock upon exercise of warrants. To the extent that the Alternate Price is lower than the Initial Price, purchasers of our common stock in the rights offering will experience further dilution.
Assumed subscription price per share		$7.01
Net tangible book value per share at March 31, 2020	$0.43
Net increase per share attributable to the rights offering	$1.10
Pro forma net tangible book value per share after giving effect to the rights offering		$1.53
Dilution in net tangible book value per share to purchasers		$5.48
The information above is illustrative only and will adjust based on the actual subscription price and the actual number of Units sold in the rights offering. The number of shares to be outstanding after this rights offering is based on 20,869,443 shares of common stock outstanding as of March 31, 2020 and excludes:
•	3,891,607 shares of common stock subject to options outstanding as of March 31, 2020, with a weighted average exercise price of $15.67 per share;
•	69,375 performance stock options outstanding as of March 31, 2020;
•	167,847 shares of common stock that have been reserved for issuance upon the exercise of outstanding warrants as of March 31, 2020, with a weighted average exercise price of $4.36;
•	111,305 shares of our common stock subject to outstanding restricted stock units as of March 31, 2020;
•	1,721,093 shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan as of March 31, 2020;
•	8,492 shares of common stock reserved for future issuance under our 2017 Inducement Equity Incentive Plan as of March 31, 2020;
•	396,971 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan as of March 31, 2020; and
•	the shares of common stock issuable upon exercise of the warrants offered hereby.
To the extent that any options or warrants are exercised, RSUs vest, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there will be further dilution to new investors.

THE RIGHTS OFFERING
Subscription Rights
Basic Subscription Rights
We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is May 14, 2020 at no charge, one non-transferable subscription right for each share of common stock owned. The subscription rights will be evidenced by non-transferable subscription rights certificates. Each subscription right will entitle the rights holder to purchase 0.20506537 Units at the Initial Price, which shall be paid in cash, upon timely delivery of the required documents and payment of the subscription price. Each Unit consists of one share of our common stock at the Initial Price and 0.15 warrants to purchase shares of our common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units, but we will not sell fractional Units. If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., Eastern Time, on June 8, 2020, the Expiration Date for the rights offering, subject to extension. After the Expiration Date, the subscription rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your subscription rights. We will issue to the record holders who purchase Units in the rights offering the shares and warrants in book-entry, or uncertificated, form as soon as practicable after the rights offering has expired.
Over-Subscription Rights
Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional Units that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.
If you wish to exercise your over-subscription right, you should indicate the number of additional Units that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any Units to be purchased in this rights offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional Units that you have requested to purchase (in addition to the payment, as provided herein, due for Units purchased through your basic subscription right). If the number of Units remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for Units pursuant to over-subscription rights, you will be allocated additional Units in the proportion which the number of Units you purchased through the basic subscription right bears to the total number of Units that all oversubscribing stockholders purchased through the basic subscription right. The subscription agent will return any excess payments in the form in which made.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of Units that you may purchase pursuant to the over-subscription right. If you request and pay for more Units than are allocated to you, we will refund the overpayment in the form in which made. You will not receive a refund or other compensation for any unissued fractional warrants. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of Units requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.
Subscription Price
The subscription price per Unit will be the lesser of (i) $7.01 (the “Initial Price”) and (ii) the volume weighted average price of our common stock for the five trading period through and including the Expiration Date (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription right at the Initial Price.
In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the warrants being issued as a component of the Unit, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Units to be offered in the rights offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the rights offering, including below the subscription price for the Units. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.
Warrants
Each warrant entitles the holder to purchase one share of our common stock at an exercise price that shall be equal to the subscription price for the Units. The exercise price must be paid in cash at the time of exercise and there is no “cashless” exercise provision for the warrants. Each warrant will be exercisable immediately upon completion of this rights offering and will expire on the fifth anniversary of the completion of this rights offering. The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, if the volume weighted average price of our common stock equals or exceeds 200% of the exercise price for the warrants, subject to adjustment, per share, for 10 consecutive trading days, provided that we may not redeem the warrants prior to the date that is six months after the issuance date. The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock. The warrants will not be listed for trading on any stock exchange or market. Broadridge Corporate Issuer Solutions, Inc. is acting as the warrant agent for the warrants.
Expiration of the Rights Offering and Extensions, Amendments and Termination
You may exercise your subscription rights at any time prior to 5:00 p.m., Eastern Time, on June 8, 2020, the Expiration Date for the rights offering. If you do not exercise your subscription rights before the Expiration Date of the rights offering, your subscription rights will expire and will have no value. We will not be required to sell Units to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment.
We may, in our sole discretion, extend the time for exercising the subscription rights. We may extend the Expiration Date at any time after the record date. If the commencement of the rights offering is delayed for a period of time, the Expiration Date of the rights offering may be similarly extended. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the duration of the rights offering for any reason. We may extend the Expiration Date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled Expiration Date. If we elect to extend the Expiration Date of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date.
We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.
Calculation of Subscription Rights Exercised; Missing or Incomplete Subscription Information
If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole Units that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription right in full, you will be deemed to have exercised your over-subscription right to purchase the maximum number of Units with your over-payment.
If an insufficient number of Units is available to fully satisfy all over-subscription right requests, the available Units will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of Units each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all Units have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. You will not receive a refund or other compensation for any unissued fractional warrants. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full).
No Fractional Shares
As we will not sell fractional Units, and each Unit is comprised of one share of common stock, we will not issue fractional shares of common stock in the rights offering. The number of warrants issued to you will be calculated by rounding down to the nearest whole number the product computed by multiplying the number of Units subscribed for in the rights offering by a factor of 0.15. Rights holders will only be entitled to purchase a whole number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering. No subscriber will receive a refund or other compensation for any unissued fractional warrants.
No Recombination
The common stock and warrants comprising the Units will separate upon the closing of this rights offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security. Holders may not recombine shares of common stock and warrants to receive a Unit.
Conditions to the Rights Offering
We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”
Method of Exercising Subscription Rights
The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash, as provided herein, prior to the Expiration Date of the rights offering, which is currently set to be 5:00 p.m., Eastern Time, on June 8, 2020. Rights holders may exercise their rights as follows:
Subscription by Registered Holders
Rights holders who are registered holders of our common stock as of the record date may exercise their subscription right by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the subscription price for each Unit for which they subscribe, to the subscription agent at the address set forth under the subsection titled “—Delivery of Subscription Materials and Payment,” on or prior to the Expiration Date.
Subscription by DTC Participants
Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s subscription right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the subscription right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of subscription rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instructing DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new Units to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new Units no later than the Expiration Date.
Subscription by Beneficial Owners
Rights holders who are beneficial owners of shares of our common stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder or the rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.
Method of Payment
You must timely pay the full subscription price, in U.S. currency, for the full number of Units at the Initial Price you wish to acquire pursuant to the exercise of rights (including any exercise of the over-subscription rights, if available) by delivering:
•	an uncertified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”;
•	a wire transfer of immediately available funds to accounts maintained by the subscription agent;
•	a certified check, bank draft, or cashier’s check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”; or
•	a U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”.
Rights certificates received after the Expiration Date of the rights offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.
The subscription agent will be deemed to receive payment upon:
•	clearance of any uncertified check deposited by the subscription agent;
•	receipt of collected funds wired in the subscription agent’s account;
•	receipt by the subscription agent of any certified check, bank draft, or cashier’s check drawn upon a U.S. bank; or
•	receipt by the subscription agent of any U.S. Postal money order.
If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional Units.
Clearance of Uncertified Personal Checks
If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) business days. Any personal check used to pay for Units must clear the appropriate financial institutions prior to 5:00 p.m., Eastern Time, on June 8, 2020, the expected Expiration Date of this rights offering, unless we, in our sole discretion, extend the period for exercising the subscription rights. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date. If you elect to exercise your subscription rights, we urge you to consider using a certified check, cashier’s check, bank draft, U.S. Postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.

Instructions for Completing Your Subscription Rights Certificate
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.
The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.
Unless a rights certificate provides that the shares of common stock and warrants are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May Be Required.”
Medallion Guarantee May Be Required
If you completed any part of the subscription rights certificate to provide that the common stock and warrants that comprise the Units purchased pursuant to your exercise of Subscription Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the subscription rights certificate, your signature on each subscription rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.
Subscription and Information Agent
The subscription agent and information agent for this rights offering is Broadridge Corporate Issuer Solutions, Inc. We will pay all fees and expenses of Broadridge related to the rights offering and have also agreed to indemnify Broadridge from certain liabilities that it may incur in connection with the rights offering. Broadridge can be contacted at the following address and telephone number:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: 1-888-789-8409
Delivery of Subscription Materials and Payment
You should deliver your subscription rights certificate and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications, to the subscription agent by one of the methods described below:
By mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By overnight courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.
You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus to the information agent.

Funding Arrangements; Return of Funds
Broadridge Corporate Issuer Solutions, Inc., the subscription agent, will hold funds received in payment for Units in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.
Guaranteed Delivery
There is no guaranteed delivery period in connection with this rights offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on June 8, 2020, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier.
Notice to Beneficial Holders
If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our common stock or will receive subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.
To indicate your decision with respect to your subscription rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.
Determinations Regarding the Exercise of Your Subscription Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our sale of Units to you could be deemed unlawful under applicable law.
No Revocation or Change
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional Units at the Initial Price.
Non-Transferability of the Rights
The subscription rights and Units granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights, Units and warrants as required by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.
Issuance of Common Stock and Warrants
All shares of our common stock and warrants that you purchase in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any securities you may have elected to purchase by exercise of your rights in order to comply with state securities laws.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared) and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Rights of Subscribers
You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the rights offering. Holders of warrants issued in connection with the rights offering will not have rights as holders of our common stock until such warrants are exercised and the shares of common stock underlying the warrants are issued to the holder. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.
Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Board of Directors Recommendation
An investment in Units (and the common stock and warrants that comprise such Units) must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors” beginning on page 20 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.
Purchase Commitments
Robert W. Duggan has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so.
Shares of Common Stock Outstanding After the Rights Offering
The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered Units are sold in the rights offering at the Initial Price, we will issue approximately 4,279,600 shares of common stock. In that case, we will have approximately 25,149,043 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 20.5% in the number of outstanding shares of common stock. We would also issue warrants to purchase approximately an additional 641,940 shares of our common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional Units, each consisting of one share of common stock and 0.15 warrants to purchase shares of our common stock in the rights offering, and the number of shares of common stock and warrants to purchase common stock outstanding after the rights offering will accordingly be higher.
Fees and Expenses
Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.
Questions About Exercising Subscription Rights
If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”
No “Going Private” Transaction
The rights offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the rights offering, as described in this prospectus, Pulse Biosciences will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Capital Market following completion of the rights offering.
Other Matters
Pulse Biosciences is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is Pulse Biosciences distributing or accepting any offers to purchase any of our securities from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. Pulse Biosciences may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Pulse Biosciences also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. Pulse Biosciences may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, and does not address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws, including the U.S. federal estate or gift tax laws. This discussion applies only to holders that are U.S. persons (as defined below) and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or non-U.S. currency, non-U.S. persons, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.
This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the subscription rights, the ownership and disposition of our common stock and warrants acquired upon exercise of the subscription rights and the ownership and disposition of our common stock acquired upon exercise of the warrants. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. This discussion neither binds nor precludes the Internal Revenue Service (“IRS”) from adopting a position contrary to, or otherwise challenging, the positions addressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position or matter was litigated. We have not sought, and will not seek, either (i) a ruling from the IRS or (ii) an opinion from legal counsel, in either instance regarding the tax considerations discussed herein. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.
For purposes of this discussion, a “U.S. person” means a beneficial owner of subscription rights that is:
•	An individual who is a citizen or resident of the United States;
•
A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate whose income is subject to U.S. federal income tax regardless of its source; or
•
A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the stock received upon exercise of the subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner and the partnership are urged to consult their own tax advisors as to the U.S. federal income tax consequences of receiving the subscription rights and exercising (or allowing to expire) the subscription right.
EACH HOLDER OF SHARES OF OUR COMMON STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS, THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND WARRANTS ACQUIRED UPON EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE WARRANTS.
U.S. Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights
Receipt of Subscription Rights
Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock should generally be treated, for U.S. federal income tax purposes, as a non-taxable distribution.

However, the general rule regarding nonrecognition is subject to certain exceptions, including if receipt by a holder of subscription rights is part of a “disproportionate distribution.” A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some holders and an increase in the proportionate interest of other holders in our assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or other property with respect to our stock, nor do we have any current intention of making any distributions with respect to our stock. Currently, our common stock is our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt. However, the fact that we have outstanding options, warrants and similar equity-based awards could cause, under certain circumstances that cannot currently be predicted, the receipt of subscription rights pursuant to this rights offering to be part of a disproportionate distribution. The Company intends to take the position that the outstanding options, warrants and similar equity-based awards do not cause the subscription rights issued pursuant to this rights offering to be part of a disproportionate distribution, but there can be no assurances in this regard.
Our position regarding the tax-free treatment of the receipt of subscription rights is not binding on the IRS or the courts. If this position is finally determined to be incorrect, whether on the basis that the issuance of the subscriptions rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the holder’s basis in shares of our common stock and thereafter as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2020.
The following discussion assumes that the receipt by a holder of subscription rights with respect to such holder’s common stock pursuant to this rights offering is non-taxable for U.S. federal income tax purposes.
Tax Basis in the Subscription Rights
A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. The fair market value of the subscription rights on the date the subscription rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights as of that date. Fair market value is defined generally as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell. Fair market value is a factual determination.
Expiration of Subscription Rights
A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.
Exercise of Subscription Rights
A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised. Holders who exercise subscription rights after disposing of all of the shares of the common stock owned by such holder should consult with their tax advisor regarding the allocation of tax basis.

Expiration of Subscription Rights
A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.
U.S. Federal Income Tax Considerations Applicable to the Warrants
Sale or Other Taxable Disposition of Warrants
Upon the sale, exchange or other taxable disposition of a warrant received upon exercise of the subscription rights, including if we redeem the warrants at a price of $0.01 per warrant, in general, a holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition, and (ii) such holder’s adjusted tax basis in the warrant as allocated pursuant to the rules discussed above. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, a holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.
Exercise of Warrants
Upon the exercise of a warrant for cash, in general, holders will not recognize gain or loss for U.S. federal income tax purposes. A holder’s initial tax basis in common stock received will equal such holder’s adjusted tax basis in the warrant exercised. A holder’s holding period for the shares of our common stock received on exercise generally will commence on the day of exercise.
Expiration of Warrants
A holder who allows a warrant to expire will generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss will be a capital loss, and will be a short-term or long-term capital loss depending on the holder’s holding period for the warrant.
Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to holders if, and to the extent that, such adjustment has the effect of increasing the holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Common Shares – Distributions” below.
U.S. Federal Income Tax Considerations Applicable to Our Common Shares
Distributions
Distributions with respect to shares of our common stock acquired upon exercise of subscription rights or upon exercise of warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purpose.
Dividend income received by certain non-corporate holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions
A holder that sells or otherwise disposes of shares of common stock acquired upon exercise of subscription rights or upon exercise of warrants in a taxable transaction will generally recognize capital gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if a holder’s holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
U.S. backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing us with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly filled out IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.
Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.
AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK AND WARRANTS BY EXERCISING SUCH STOCK RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

PLAN OF DISTRIBUTION
We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on May 14, 2020, the record date for the rights offering, promptly following the effective date of the registration statement of which this prospectus forms a part. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.
Delivery of Subscription Rights
As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on 5:00 p.m., Eastern Time, on May 14, 2020. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.
By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription right will have the opportunity to subscribe for additional Units pursuant to the over-subscription right. See further the section titled “The Rights Offering” beginning on page 35.
We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Robert W. Duggan has indicated that he intends to exercise all of his basic subscription rights and any over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to availability, but has not made any formal binding commitment to do so.
We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Reorganization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, by telephone at 1-888-789-8409 or by email at shareholder@broadridge.com. We have agreed to pay Broadridge Corporate Issuer Solutions, Inc. a fee plus certain expenses, which we estimate will total approximately $14,500. We estimate that our total expenses in connection with the rights offering will be approximately $505,000.
Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Units or the shares of common stock and warrants comprising the Units.

LEGAL MATTERS
The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.
EXPERTS
The financial statements as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to substantial doubt about the Company’s ability to continue as a going concern and the Company’s change in its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842)). Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Gumbiner Savett Inc., who was our independent registered public accounting firm until April 6, 2018, has audited our consolidated financial statements for the fiscal year ended December 31, 2017 which are included in our Annual Report on Form 10-K for the year ended December 31, 2019. Our financial statements are incorporated by reference in reliance on Gumbiner Savett Inc.’s reports, given on their authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 16, 2020, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed on March 30, 2020;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 11, 2020;
•
our Current Reports on Form 8-K filed with the SEC on February 14, 2020, April 6, 2020 and May 1, 2020 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

•	the description of our common stock contained in the Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description.
We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.
This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:
Pulse Biosciences, Inc.
3957 Point Eden Way
Hayward, CA 94545
Attention: Chief Financial Officer
You may also access certain of the documents incorporated by reference in this prospectus through our website at www.pulsebiosciences.com. Except for the specific incorporated documents listed above, no information available on, or that can be accessed through, our website shall be deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
We have filed with the SEC a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our website, www.pulsebiosciences.com. We have not incorporated by reference into this prospectus the information on, or that can be accessed through, our website, and it is not a part of this prospectus, and the inclusion of our website address is an inactive textual reference only.